Exhibit 5(b)

Kean Miller LLP

400 Convention Street

Suite 700

Baton Rouge, Louisiana 70802

July 15, 2016

Lamar Media Corp.

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Locke Lord LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on or about the date hereof by Lamar Media Corp. (the “Company”) and certain subsidiaries of the Company listed as additional registrants in the Registration Statement (the “Subsidiary Guarantors”) relating to the offer to exchange up to $400,000,000 aggregate principal amount of the Company’s 5 3/4% Senior Notes due 2026, which have been registered under the Securities Act (the “Exchange Notes”), for up to $400,000,000 aggregate principal amount of the Company’s outstanding 5 3/4% Senior Notes due 2026, which have not been so registered (the “Original Notes”). The Original Notes were, and the Exchange Notes will be, issued and sold by the Company and guaranteed (the “Guarantees”) by the Subsidiary Guarantors pursuant to an indenture dated as of January 28, 2016 (the “Indenture”), between the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The Exchange Notes will be offered and exchanged in the manner described in the Registration Statement.

We have acted as general corporate counsel in connection with the Registration Statement and are familiar with the proceedings taken by the Company and the Subsidiary Guarantors in connection with the authorization, issuance and sale of the Original Notes, the Exchange Notes and the Guarantees. We have made such other examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that:

1.	Each of the Subsidiary Guarantors has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with full power and authority to execute, deliver and perform its Guarantee.

Lamar Media Corp.

Locke Lord LLP

July 15, 2016

2.	The Guarantees have been duly authorized, executed and delivered by each of the Subsidiary Guarantors.

We also hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kean Miller LLP

KEAN MILLER LLP